EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Alaska Air Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value of $0.01 per share, issuable pursuant to the Registrant’s Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	6,500,000 shares	$44.05	$286,325,000.00	0.0000927	$26,542.33

Total Offering Amounts					$286,325,000.00		$26,542.33

Total Fee Offsets							—

Net Fee Due							$26,542.33

(1)

This Registration Statement covers, in addition to the number of shares of Alaska Air Group, Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Alaska Air Group, Inc. Employee Stock Purchase Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Pursuant to Securities Act Rules 457(c) and (h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on July 29, 2022, as quoted on the New York Stock Exchange.